UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 18, 2011

Cytokinetics, Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50633	94-3291317
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

280 East Grand Avenue, South San Francisco, California		94080
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(650) 624 - 3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On October 15, 2011, the Board of Directors of Cytokinetics, Inc. (the "Company") committed to a restructuring plan that will result in the reduction of 18 employees, approximately 18% of the Company’s workforce. Employees directly affected by the restructuring plan have received notification and will be provided with severance payments and career outplacement assistance. The restructuring plan realigns the Company’s workforce and operations in line with its continued commitment to focus resources primarily on the development of its key later-stage development programs for omecamtiv mecarbil and CK-2017357. As its first priority, the Company intends to focus its resources on the partnering and advancement of CK-2017357, including the planning and initiation of a clinical trial in ALS patients that may potentially serve as a registration trial. Additionally, the Company will retain a smaller, but fully integrated, R&D organization focused to the advancement of its follow-on skeletal muscle troponin activator program and certain other research and development programs, also directed to muscle biology.

The Company anticipates incurring restructuring charges of approximately $1.3 million in the fourth quarter of 2011, primarily associated with personnel-related termination costs, which may be revised later in the year, depending on potential facility-related charges and other write downs that have not yet been finalized. The majority of the severance payments will be paid out during the fourth quarter of 2011. The Company estimates its operating expenditures on a cash basis for the nine months of 2011 were approximately $36.0 to $37.0 million. As a result of this restructuring and other expense reductions, the Company intends to provide further guidance on its cash operating expenses for 2011 on its third quarter conference call on October 27, 2011.

The severance-related charge that Cytokinetics expects to incur in connection with the restructuring is subject to a number of assumptions, and actual results may materially differ. Cytokinetics may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with, the restructuring plan.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the restructuring, David J. Morgans, Jr. Ph.D., the Company’s Executive Vice President, Preclinical Research and Development, will be leaving the Company on October 31, 2011. Dr. Morgans will receive 60 days salary and health insurance reimbursement and career outplacement assistance. In addition, upon execution of a general release in favor of the Company, Dr. Morgans will be entitled to receive an additional 10 months of his base salary and reimbursement of up to an additional 10 months of continued health insurance benefits in accordance with the Company's severance guidelines. The Company intends to enter into a consulting agreement with Dr. Morgans to ensure the proper transition of certain research and non-clinical development activities.

Item 8.01 Other Events.

On October 18, 2011, Cytokinetics, Incorporated issued a press release announcing the restructure of the Company’s workforce and operations and the matters described in Item 2.05 of this Form 8-K.

A copy of the press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits of this Current Report on Form 8K:

Exhibit No. Description
------------------------
99.1 Press release, dated October 18, 2011.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). The Company disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Act’s Safe Harbor for forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the anticipated restructuring costs that the Company will incur and the anticipated timing for the provision of further guidance on expected cash operating expenses for 2011; the Company’s plans to initiate and conduct a potential registration clinical trial for CK-2017357 and other planned research and development activities; and the Company’s intent to enter into a consulting agreement with Dr. Morgans. Such statements are based on management's current expectations, but actual results may differ materially due to various risks and uncertainties, as further described in Exhibit 99.1 to this Current Report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytokinetics, Incorporated

October 18, 2011	By:	/s/ Sharon Barbari

Name: Sharon Barbari
Title: Executive Vice President, Finance and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release, dated October 18, 2011